Exhibit 4.3

Rules of the Smurfit Kappa Group plc 2018 Performance Share Plan

Adopted by the board of directors of Smurfit Kappa Group plc (subject to approval by the shareholders of the Company) on 1 February 2018

Approved by the shareholders of Smurfit Kappa Group plc on 4 May 2018 Amended by the board of directors of Smurfit Kappa Group plc on 5 December 2019

Approved by the shareholders of Smurfit Kappa Group plc on 30 April 2021 Amended by the board of directors of Smurfit Kappa Group plc 19 July 2022

Expiry date: 4 May 2028

Deloitte LLP

2 New Street Square

London

EC4A 3BZ

WALC/SK

CONTENTS

THE SMURFIT KAPPA GROUP PLC 2018 PERFORMANCE SHARE PLAN		3

1.	DEFINITIONS AND INTERPRETATION	3
i.	in relation to an Award which is subject to a Performance Condition, the Performance Period; and	5
ii.	in relation to an Award which is not subject to a Performance Condition, a period of 36 months,	5
2.	GRANT OF AWARDS	6
3.	PERFORMANCE CONDITION	6
4.	RESTRICTIONS ON TRANSFER AND BANKRUPTCY	6
5.	DIVIDEND EQUIVALENTS	7
6.	INDIVIDUAL LIMIT	7
7.	PLAN LIMITS	7
8.	REDUCTION OF AWARDS (MALUS) AND CLAWBACK	8
9.	VESTING, RELEASE AND EXERCISE	9
10.	TAXATION AND REGULATORY ISSUES	10
11.	CASH EQUIVALENT	10
12.	CESSATION OF EMPLOYMENT	11
Death		11
13.	CORPORATE EVENTS	12
14.	ADJUSTMENTS	14
15.	AMENDMENTS	14
16.	LEGAL ENTITLEMENT	15
17.	GENERAL	16
SCHEDULE 1		17
1.	CASH AWARDS	17
SCHEDULE 2		18
1.	US AWARDS	18
SCHEDULE 3		19
1.	Restricted Shares	19
SCHEDULE 4		20
1.	CANADIAN PARTICIPANTS	20

THE SMURFIT KAPPA GROUP PLC 2018 PERFORMANCE SHARE PLAN

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless otherwise stated, the words and expressions below have the following meanings:

“Award”	a Conditional Award or a Nil-Cost Option (or a Cash Conditional Award or Cash Option granted under the Schedule to the Plan);

“Board”	subject to rule 13.8, the board of the Company or any duly authorised committee of the board or any duly appointed successor body;

“Company”	Smurfit Kappa Group plc registered in Ireland under number 433527;

“Conditional Award”	a right to acquire Shares subject to the rules of the Plan with no Exercise Period;

“Control”	the meaning given by section 432 of the Irish Taxes Consolidation Act 1997;

“Dealing Day”	any day on which both of the Stock Exchanges are open for business;

“Dealing Restrictions”	restrictions imposed by the Company’s securities dealing code, the Listing Rules, the Market Abuse Regulation or any applicable laws or regulations which impose restrictions on share dealing;

“Eligible Employee”	an employee (including an executive director) of the Company or any of its Subsidiaries;

“Exercise Period”	the period during which a Nil-Cost Option may be exercised, such period to be determined by the Board, but in the case of a Nil-Cost Option granted to an Eligible Employee who is subject to taxation in Ireland, not exceeding seven years from the Grant Date, and in any other case, not exceeding ten years from the Grant Date;

“Financial Year”	a financial year of the Company within the meaning of section 288 of the Irish Companies Act 2014;

“Grant Date”	the date on which an Award is granted;

“Grant Period”	the period of 42 days beginning on:

	i.	the Dealing Day on which the Plan is approved by shareholders of the Company in general meeting;

	ii.	the Dealing Day after the day on which the Company makes an announcement of its results for any period;

	iii.	any day on which the Board resolves that exceptional circumstances exist which justify the grant of Awards;

unless the Company is restricted from granting Awards under the Plan during the periods specified above as a result of any Dealing Restrictions, in which case the relevant Grant Period will be 42 days beginning on the Dealing Day after such Dealing Restrictions are lifted;

“Group Member”	the Company, any Subsidiary of the Company, any company which is (within the meaning of section 8 of the Irish Companies Act 2014) the Company’s holding company or a Subsidiary of the Company’s holding company or, if the Board so determines, any body corporate in relation to which the Company is able to exercise at least 20% of the equity voting rights and “Group” will be construed accordingly;

“Holding Period”	unless the Board determines otherwise, a period of up to two years beginning on the third anniversary of the Grant Date;

“Internal Reorganisation”	where immediately after a change of Control of the Company, all or substantially all of the issued share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;

“Irish Companies Act”	The Irish Companies Act 2014 and all acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with, the Companies Act 2014 and every statutory modification, amendment, extension or re-enactment thereof for the time being in force;

“Irish Stock Exchange”	the Irish Stock Exchange plc or any successor body;

“Listing Rules”	the listing rules of the Stock Exchanges, as amended from time to time;

“London Stock Exchange”	the London Stock Exchange plc or any successor body;

“Market Abuse Regulation”	the Market Abuse Regulation (EU) No 596/2014 and the European Union (Market Abuse) Regulations 2016 (S.I. No. 349 of 2016), as supplemented by regulatory technical standards, implementing technical standards, delegated acts and guidelines issued by the Central Bank of Ireland or the European Securities and Markets Authority from time to time (and any amendment thereto for the time being in force) or conditions imposed or derogations granted thereunder;

“Nil-Cost Option”	a right to acquire Shares subject to the rules of the Plan during an Exercise Period;

“Normal Release Date”	the date on which an Award will normally be Released, which:

	i.	in relation to an Award to which no Holding Period applies, will be the Vesting Date; and

	ii.	in relation to an Award to which a Holding Period applies:

		a.	where the Award is also subject to a Release Schedule, the date determined by the Board on or prior to the Grant Date for the relevant tranche of the Award set out in the Release Schedule; and

		b.	where the Award is not subject to a Release Schedule, the first Dealing Day immediately after the end of the Holding Period;

“Participant”	any person who holds an Award (or, in respect of rule 8.2, any person to whom Shares have been issued or transferred or to whom cash is paid in respect of an Award) or following his death, his personal representatives;

“Performance Condition”	a condition or conditions imposed under rule 3.1 which relates to performance;

“Performance Period”	the period over which a Performance Condition will be measured which, unless the Board determines otherwise, will be a period of three Financial Years;

“Plan”	the Smurfit Kappa Group plc 2018 Performance Share Plan as amended from time to time;

“Pro-Rating Period”	i.	in relation to an Award which is subject to a Performance Condition, the Performance Period; and

	ii.	in relation to an Award which is not subject to a Performance Condition, a period of 36 months,

(or such other period as the Board may determine at any time);

“Recruitment Award”	an Award to facilitate the recruitment of an Eligible Employee;

“Release”	i.	in relation to a Conditional Award, the point at which a Participant becomes entitled to receive the Shares under his Award in accordance with the rules of the Plan; and

	ii.	in relation to a Nil-Cost Option, the point at which it becomes exercisable in accordance with the rules of the Plan,

and “Released” and “Unreleased” will be construed accordingly;

“Release Date”	the date on which an Award is Released;

“Release Schedule”	in relation to an Award which is divided into tranches, the series of Release Dates on which the Board determines that those tranches will be Released;

“Share”	a fully paid ordinary share in the capital of the Company;

“Stock Exchanges”	the Irish Stock Exchange and the London Stock Exchange;

“Subsidiary”	the meaning given by section 7 of the Irish Companies Act 2014 and “Subsidiaries” will be construed accordingly;

“Tax Liability”	any liability for tax, universal social charge, social insurance or social security contributions or other imposts in connection with an Award for which the Participant is liable and for which any Group Member or former Group Member is obliged to account to any relevant authority;

“Trustee”	the trustee or trustees for the time being of any employee benefit trust, the beneficiaries of which include Eligible Employees;

“UKLA”	the United Kingdom Listing Authority (or other relevant authority);

“Vest”	in relation to an Award, the occurrence of its Vesting Date and “Vesting”, “Vested” and “Unvested” will be construed accordingly;

“Vesting Date”	i.	in relation to an Award which is subject to a Performance Condition, the date on which the Board determines the extent to which the Performance Condition has been satisfied in accordance with rule 9.1 (or such later date determined by the Board); and

	ii.	in relation to an Award which is not subject to a Performance Condition, the third anniversary of the Grant Date (or such other date determined by the Board).

1.2	References in the Plan to:

1.2.1	any statutory provisions are to those provisions as amended or re-enacted from time to time;

1.2.2	the singular include the plural and vice versa; and

1.2.3	the masculine include the feminine and vice versa.

1.3	Headings do not form part of the Plan.

2.	GRANT OF AWARDS

2.1	Subject to rule 2.2, during a Grant Period, the Board may grant an Award to an Eligible Employee in its discretion subject to the rules of the Plan and upon such additional terms as the Board may determine.

2.2	The grant of an Award will be subject to obtaining any approval or consent required by the UKLA or the Irish Stock Exchange (or other relevant authority), any Dealing Restrictions and any other applicable laws or regulations (whether in Ireland, the UK or overseas).

2.3	Awards must be granted by deed (or in such other written form as the Board determines) and, as soon as reasonably practicable after the Grant Date, Participants must be notified of the terms of their Award including any Performance Condition, any Holding Period and such additional terms as the Board may consider appropriate.

2.4	No Award may be granted under the Plan after the tenth anniversary of the date on which the Plan was approved by the shareholders of the Company.

2.5	A Nil-Cost Option that is to be satisfied by the issuance of Shares shall have an exercise price per Share equal at least to the nominal value of a Share.

3.	PERFORMANCE CONDITION

3.1	Unless the Board determines otherwise, Awards will be subject to the satisfaction of a Performance Condition, provided that an Award (other than a Recruitment Award) granted to an executive director of the Company must be subject to the satisfaction of a Performance Condition. Subject to rules 12 and 13, the Performance Condition will be measured over the Performance Period.

3.2	The Board may amend or substitute a Performance Condition if one or more events occur which cause the Board to consider that a substituted or amended Performance Condition would be more appropriate and would not be materially less difficult to satisfy.

4.	RESTRICTIONS ON TRANSFER AND BANKRUPTCY

4.1	An Award must not be transferred, assigned, charged or otherwise disposed of in any way (except in the event of the Participant’s death, to his personal representatives) and will lapse immediately on any attempt to do so.

4.2	An Award will lapse immediately if the Participant is declared bankrupt or, if the Participant is outside Ireland or the UK, any analogous event occurs.

5.	DIVIDEND EQUIVALENTS

5.1	The Board may:

5.1.1	grant an Award on the basis that the number of Shares to which the Award relates will be increased by deeming some or all dividends (excluding special dividends, unless the Board determines otherwise) that would have been paid on Shares in respect of which the Award Vests from the Grant Date until the Release Date to have been invested in the purchase of additional Shares on such terms as the Board will determine; or

5.1.2	determine at any time that a Participant will be entitled to a benefit calculated by reference to the value of some or all of the dividends (excluding special dividends, unless the Board determines otherwise) that would have been paid on Shares in respect of which the Award Vests from the Grant Date until the Release Date and the Board will determine if the benefit will be delivered in the form of cash or Shares and the basis on which the benefit will be calculated.

5.2	Any such benefit to which the Participant will be entitled to under rule 5.1.2 will be issued, transferred or paid (as applicable) to the Participant as soon as practicable after Release or, in the case of a Nil-Cost Option, exercise, of the relevant Award.

6.	INDIVIDUAL LIMIT

6.1	No Eligible Employee may be granted an Award (other than a Recruitment Award) which would, at the time it is granted, cause the market value (as determined by the Board, which unless the Board decides otherwise will be determined at the Grant Date of each Award) of all the Shares subject to Awards (other than Recruitment Awards) granted to that Eligible Employee in respect of a particular financial year of the Company to exceed 250% of his base salary.

6.2	To the extent any Award exceeds the limit in rule 6.1 it will be scaled back accordingly.

7.	PLAN LIMITS

7.1	The Board must not grant an Award which would, on the day before the Grant Date, cause the number of Shares allocated under the Plan and under any other employee share plan adopted by the Company, to exceed such number as represents ten per cent of the ordinary share capital of the Company in issue at that time.

7.2	The Board must not grant an Award which would, on the day before the Grant Date, cause the number of Shares allocated under the Plan and under any other discretionary employee share plan adopted by the Company, to exceed such number as represents five per cent of the ordinary share capital of the Company in issue at that time.

7.3	Subject to rules 7.4 and 7.5, in determining the limits set out in rules 7.1 and 7.2, Shares are treated as allocated if, on any day, they have been newly issued by the Company or transferred from treasury to satisfy an option, award or other right granted during the previous ten years prior to that day (an “award”), or in the case of such an award in respect of which Shares are yet to be delivered, if the Board intends that new Shares will be issued or that Shares from treasury will be transferred and for these purposes the number of Shares allocated includes:

7.3.1	Shares which have been issued or may be issued to any Trustee;

7.3.2	Shares which have been or may be transferred from treasury to any Trustee; and

in either case for the Trustee to then transfer to satisfy an award (unless these Shares have already been counted under this rule).

7.4	The Board may determine that Shares transferred from treasury will cease to count as allocated for the purposes of rule 7.3 if guidelines published by institutional investor representative bodies no longer require such Shares to be counted.

7.5	The number of Shares allocated does not include:

7.5.1	Shares issued or committed to be issued to satisfy awards granted prior to the admission of the Shares to trading on any stock exchange;

7.5.2	Shares that were allocated to satisfy awards to the extent that such awards have lapsed or been relinquished;

7.5.3	existing Shares (other than treasury Shares) which have been transferred to satisfy awards or which have been allocated to satisfy awards; and

7.5.4	Shares allocated in respect of awards which are then satisfied in cash.

7.6	If the Board purports to grant one or more Awards which are inconsistent with the limits in this rule 7, each such Award will be reduced as determined by the Board and will take effect from the Grant Date over the maximum number of Shares permitted by those limits.

7.7	The Board may make such adjustments to the method of assessing the limits set out in rules 7.1 and 7.2 as it considers appropriate in the event of any variation of the Company’s share capital.

8.	REDUCTION OF AWARDS (MALUS) AND CLAWBACK

8.1	Notwithstanding any other rule of the Plan, this rule 8 applies to each Award and will continue to apply after the cessation of a Participant’s office or employment with a Group Member for any reason, whether or not any termination is lawful.

8.2	If any of the circumstances, referred to in rule 8.3 arise the Board may, in its discretion, determine at any time prior to the fifth anniversary of the Grant Date to:

8.2.1	reduce (including to zero) the number of Shares to which an Award relates;

8.2.2	impose further conditions on an Award;

8.2.3	where Shares or cash have been Released, require a Participant to make a cash payment to the Company in respect of some or all of the Shares or cash delivered to him under the Award; and/or

8.2.4	where Shares or cash have been Released, require a Participant to transfer for nil consideration some or all of the Shares delivered to him under the Award and, in respect of rules 8.2.3 and 8.2.4, the Board will have the discretion to determine the basis on which the amount of cash or number of Shares is calculated including whether and if so to what extent to take account of any tax or social security or similar liability applicable to the Award.

8.3	The circumstance referred to in rule 8.2 are:

8.3.1	a material misstatement of the Company’s consolidated audited financial results;

8.3.2	the Vesting of an Award the quantum of which was set by reference to an assessment of a Performance Condition which was based on an error, or inaccurate or misleading information;

8.3.3	fraud or any other material financial irregularity affecting the Company, any Group Member or a relevant business unit;

8.3.4	the occurrence of an event which causes or is likely to cause reputational damage to the Company, any Group Member or a relevant business unit;

8.3.5	serious misconduct on the part of the Participant;

8.3.6	corporate failure in any Group Member or a relevant business unit; or

8.3.7	other circumstance which the Board in its discretion considers to be similar in their nature or effect to those in rules 8.3.1, 8.3.2, 8.3.3, 8.3.4 or 8.3.5 above.

8.4	If the action or conduct of any Participant, Group Member or relevant business unit is under investigation by the Company, or the Company has been notified by a regulatory authority that an investigation into such action or conduct has been commenced prior to the fifth anniversary of the Grant Date and such investigation has not been or is not expected to be concluded by that date, the Board may extend the period referred to in rule 8.2 to end on such later date as the Board considers appropriate to allow such investigation to be concluded.

8.5	The Board may decide to:

8.5.1	reduce (including to zero) the number of Shares to which an Award relates;

8.5.2	impose further conditions on an Award; and/or

8.5.3	require a Participant to transfer for nil consideration some or all of the Shares delivered to him under an Award or make a cash payment to the Company in respect of some or all of the Shares delivered to him under an Award, to effect the recovery of sums paid or Shares delivered under any malus or clawback provisions which are included in any bonus plan or share plan (other than the Plan) operated by any Group Member and if the Board decides to apply rule 8.5.3, the Board will have the discretion to determine the basis on which the amount of cash or Shares is calculated including whether and if so to what extent to take account of any tax or social security or similar liability applicable to the Award.

8.6	If the Board exercises its discretion in accordance with this rule 8, it will confirm this in writing to each affected Participant and, if necessary, the Trustee.

8.7	For the purposes of this rule 8, references to a Group Member or a relevant business unit include references to any former Group Member or former business unit.

9.	VESTING, RELEASE AND EXERCISE

9.1	As soon as reasonably practicable after the end of the Performance Period relating to an Award in respect of which a Performance Condition has been imposed, the Board will determine if and to what extent the Performance Condition has been satisfied and the Award consequently Vests. To the extent that the Performance Condition has not been satisfied in full, the portion of the Award that does not Vest will lapse immediately.

9.2	Where an Award has been granted subject to a Holding Period, it will also be determined whether, and to what extent, any Tax Liability will be payable in respect of the Vesting rather than the Release (or in the case of a Nil-Cost Option, the exercise) of the Award.

9.3	To the extent that it is determined that any Tax Liability will be payable on the Vesting of an Award pursuant to rule 9.2:

9.3.1	the Vested Award will be Released immediately thereafter;

9.3.2	any such Award granted in the form of a Nil-Cost Option will then be exercised automatically, in such manner as the Board determines; and

9.3.3	subject to the satisfaction of any Tax Liability pursuant to rule 10, the legal ownership of the Vested Shares (comprised in either the Nil-Cost Option exercised in accordance with rule 9.3.2 or a Conditional Award) will be issued or transferred for no consideration to any person specified by the Board, to be held for the remainder of the Holding Period, in accordance with the provisions of Schedule 2.

9.4	Subject to rules 10, 12 and 13, an Award will be Released on the Normal Release Date unless on the Normal Release Date (or on any other date on which an Award is due to be Released under rule 12 or 13):

9.4.1	a Dealing Restriction applies to the Participant, in which case an Award will be Released as soon as practicable after the date on which such Dealing Restriction lifts; or

9.4.2	if the action or conduct of any Participant, Group Member or relevant business unit is under investigation pursuant to rule 8.4 and such investigation has not yet been concluded by that date, in which case an Award will be Released on such later date as the Board considers appropriate to allow such investigation to be concluded;

a Nil-Cost Option may then be exercised until the expiration of the Exercise Period in such manner as the Board determines, after which time it will lapse.

9.5	Subject to rules 10 and 11, where a Conditional Award has been Released or a Nil-Cost Option has been exercised, the number of Shares in respect of which the Award has been Released or exercised together with any additional Shares or cash to which a Participant becomes entitled under rule 5 will be issued, transferred or paid (as applicable) to the Participant as soon as practicable thereafter.

10.	TAXATION AND REGULATORY ISSUES

10.1	It will be a condition of each Award that the Participant will be responsible for and indemnify each relevant Group Member and the Trustee against any Tax Liability relating to his Award. Any Group Member and/or the Trustee may withhold an amount equal to such Tax Liability from any amounts due to the Participant (to the extent such withholding is lawful) and/or make any other arrangements as it considers appropriate to ensure recovery of such Tax Liability including, without limitation, the sale of sufficient Shares acquired subject to the Award to realise an amount equal to the Tax Liability.

10.2	The Vesting and/or Release of an Award, the exercise of a Nil-Cost Option and the issue or transfer of Shares under the Plan may, if the Board so determines, be conditional on the Participant entering into, or agreeing to enter into, any valid tax elections as maybe required in a particular jurisdiction.

10.3	The Release of an Award, the exercise of a Nil-Cost Option and the issue or transfer of Shares under the Plan will be subject to obtaining any approval or consent required by the UKLA or the Irish Stock Exchange (or any other relevant authority), any Dealing Restrictions or any other applicable laws or regulations (whether in Ireland or overseas).

11.	CASH EQUIVALENT

11.1	Subject to rule 11.2, at any time prior to the date on which Shares in respect of which an Award that has been Released or exercised have been issued or transferred to a Participant, the Board may, subject to applicable law, determine that, in substitution for his right to acquire some or all of the Shares to which his Award relates, the Participant will instead receive a cash sum. The cash sum will be equal to the market value (as determined by the Board) of that number of the Shares which would otherwise have been issued or transferred and for these purposes:

11.1.1	in the case of a Conditional Award, market value will be determined on the Release Date;

11.1.2	in the case of a Nil-Cost Option, market value will be determined on the date of exercise; and

in either case the cash sum will be paid to the Participant as soon as practicable after the Release of the Conditional Award or the exercise of the Nil-Cost Option (or, if later, the date of the determination by the Board under this rule 11.1) net of any Tax Liability.

11.2	The Board may determine that this rule 11 will not apply to an Award, or any part of it.

12.	CESSATION OF EMPLOYMENT

12.1	If a Participant ceases to hold office or employment with a Group Member prior to the Vesting Date other than in accordance with rule 12.2 or 12.5, his Unvested Award will lapse at that time.

Death

12.2	If a Participant dies, unless the Board determines otherwise:

12.2.1	an Unvested Award will be Released in accordance with rule 12.3 as soon as reasonably practicable after the date of his death; and

12.2.2	a Vested Award which has not yet been Released will be Released as soon as reasonably practicable after the date of his death to the extent already determined in accordance with rule 9.1.

12.3	The number of Shares in respect of which an Unvested Award is Released pursuant to rule 12.2.1 will be determined by the Board in its discretion, taking into account:

12.3.1	the extent to which any Performance Condition has been satisfied;

12.3.2	unless the Board determines otherwise, the proportion of the Pro-Rating Period that has elapsed at the date of death; and

to the extent that an Award is not Released in full, the remainder will lapse immediately.

12.4	If a Participant dies, a Nil-Cost Option may be exercised until the first anniversary of the date of death (or such other period as the Board may determine, but no later than the expiration of the Exercise Period) after which time it will lapse unless it lapses earlier under rule 13.

Cessation of employment prior to the Vesting Date

12.5	If a Participant ceases to hold office or employment with a Group Member prior to the Vesting Date as a result of:

12.5.1	ill-health, injury or disability as established to the satisfaction of the Board;

12.5.2	redundancy;

12.5.3	retirement with the agreement of the Board;

12.5.4	the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

12.5.5	any other reason at the Board’s discretion, except where a Participant is summarily dismissed,

unless the Board determines that an Award will be Released in accordance with rule 12.6, an Award will continue and, subject to it being Released or lapsing earlier under rule 13, will be Released in accordance with rule 12.7 on the Normal Release Date.

12.6	If the Board determines that an Award will be Released in accordance with this rule 12.6, it will be Released in accordance with rule 12.7 as soon as reasonably practicable after the date of the Participant’s cessation of office or employment (or on such other date as determined by the Board).

12.7	The number of Shares in respect of which the Award is Released pursuant to rule 12.5 or 12.6 will be determined by the Board in its discretion, taking into account:

12.7.1	the extent to which any Performance Condition has been satisfied at the end of the Performance Period (if rule 12.5 applies) or at the date of the Participant’s cessation of office or employment or such other date as determined by the Board (if rule 12.6 applies); and

12.7.2	unless the Board determines otherwise, the proportion of the Pro-Rating Period that has elapsed on the date of such cessation of office or employment,

and to the extent that an Award is not Released in full, the remainder will lapse immediately.

12.8	Subject to rule 12.4, a Nil-Cost Option may be exercised for a period of six months from the Release Date (or such other period as the Board may determine) after which time it will lapse unless it lapses earlier under rule 13.

Cessation of employment on or after the Vesting Date

12.9	Subject to rule 12.2, if a Participant ceases to hold office or employment with a Group Member on or after the Vesting Date but prior to the Normal Release Date for any reason (except summary dismissal, in which case the Award will lapse on the date of such cessation), unless the Board determines that his Award will be Released in accordance with rule 12.10, it will continue and be Released on the Normal Release Date, subject to it being Released or lapsing earlier under rule 13.

12.10	If the Board determines that an Award will be Released in accordance with this rule 12.10, it will be Released as soon as reasonably practicable following the date of the Participant’s cessation of office or employment.

12.11	Subject to rule 12.4, where a Participant ceases to hold office or employment with a Group Member on or after the Vesting Date (except where he ceases to hold office or employment with a Group Member because of summary dismissal, in which case his Nil-Cost Option will lapse on the date of such cessation), his Nil-Cost Option may be exercised for a period of six months (or such other period as the Board may determine) from:

12.11.1	the date of such cessation, if it has already been Released on that date;

12.11.2	the Release Date, to the extent that it is Released in accordance with rule 12.9 or 12.10 after which time it will lapse unless it lapses earlier under rule 13.

12.12	For the purposes of the Plan, no person will be treated as ceasing to hold office or employment with a Group Member until that person no longer holds:

12.12.1	an office or employment; or

12.12.2	a right to return to work with any Group Member.

13.	CORPORATE EVENTS

13.1	Where any of the events described in rule 13.3 occur, subject to rules 13.6 and 13.7, all Awards which have not yet been Released will be Released (in the case of Unvested Awards, in accordance with rule 13.2) immediately prior to, and conditional upon, such event. A Nil-Cost Option will (whether it was Released under this rule 13.1 or earlier), subject to rules 13.6 and 13.7, lapse immediately upon the relevant event.

13.2	Any Unvested Award will be Released pursuant to rule 13.1 to the extent determined by the Board, taking into account the extent to which any Performance Condition has, in the Board’s opinion, been satisfied, any additional terms attaching to the Award (in accordance with rule 2.1) have been satisfied and:

13.2.1	if a Participant has already ceased to hold office or employment with a Group Member, in accordance with rule 12.7.2 unless the Board determines otherwise; and

13.2.2	in all other circumstances, unless the Board determines otherwise, the proportion of the Pro-Rating Period that has elapsed on the date of the relevant event,

and to the extent that an Award is not Released, or is not exchanged in accordance with rules 13.6 and 13.7, it will lapse immediately.

13.3	The events referred to in rule 13.1 are:

13.3.1	General offer

If any person (either alone or together with any person acting in concert with him):

ii.	obtains Control of the Company as a result of making a general offer to acquire the whole of the Company’s issued share capital; or

iii.	already having Control of the Company, makes an offer to acquire all of the Shares (other than those which are already owned by him)

and such offer becomes or is declared wholly unconditional.

13.3.2	Scheme of arrangement or merger

A compromise or arrangement in accordance with section 450 of the Irish Companies Act 2014 for the purposes of a change of Control of the Company or any merger, takeover or amalgamation with any other company or companies, resulting in a change of Control of the Company, is sanctioned by the Court or a merger is consummated in accordance with the provisions of any laws governing the Company, resulting in a change of Control of the Company.

13.4	Winding-up

On, or prior to, the passing of a resolution for the voluntary winding-up or the making of an order for the compulsory winding up of the Company, the Board will determine:

13.4.1	whether and to what extent Awards which have not yet been Released will be Released taking into account the extent to which any Performance Condition has, in the Board’s opinion, been satisfied and, unless the Board determines otherwise, the proportion of the Pro-Rating Period that has elapsed on the date of the relevant event; and

13.4.2	the period of time during which any Released Nil-Cost Option may be exercised, after which time it will lapse.

To the extent that an Award is not Released it will lapse immediately.

13.5	Other events

If the Company is or may be affected by a demerger, delisting, special dividend or other event which, in the opinion of the Board, may affect the current or future value of Shares to a material extent, the Board may determine that an Award will be Released, in which case:

13.5.1	the Award will be Released taking into account the extent to which any Performance Condition has been satisfied, any additional terms attaching to the Award (in accordance with rule 2.1) have in the Board’s opinion been satisfied and, unless the Board determines otherwise, the proportion of the Pro- Rating Period that has elapsed on the date of the relevant event; and

13.5.2	the Board will determine the period during which any Released Nil-Cost Option may be exercised, after which time it will lapse.

To the extent that the Award is not Released it will lapse immediately, unless the Board determines otherwise.

13.6	Exchange/assumption

An Award will not be Released and a Nil-Cost Option will not lapse under rule 13.1 but will be exchanged or assumed on the terms set out in rule 13.7 to the extent that:

13.6.1	an offer to exchange or assume the Award is made and accepted by a Participant;

13.6.2	there is an Internal Reorganisation, unless the Board determines that an Award should be Released under rule 13.1; or

13.6.3	the Board decides (before the relevant event) that an Award will be exchanged or assumed automatically.

13.7	Exchange/assumption terms

If this rule 13.7 applies, the Award will not be Released (if not already Released) but will be exchanged in consideration of the grant of, or assumed and converted into, a new award (the “New Award”) which, in the opinion of the Board, is equivalent to the Award, but relates to shares in a different company (whether the acquiring company or a different company). The rules of this Plan will be construed in relation to the New Award as if:

13.7.1	the New Award was an Award granted under the Plan at the same time as the Award;

13.7.2	references to any Performance Conditions were references to such new performance conditions relating to the business or shares of the company whose shares are subject to the New Award (or any member of its group as the Board may consider appropriate in the circumstances);

13.7.3	references to the Company were references to the company whose shares are subject to the New Award; and

13.7.4	references to Shares were references to shares in the company whose shares are the subject of the New Award.

13.8	Meaning of Board

Any reference to the Board in this rule 13 means the members of the Board immediately prior to the relevant event.

14.	ADJUSTMENTS

14.1	The number of Shares subject to an Award may be adjusted in such manner as the Board determines, in the event of:

14.1.1	any variation of the share capital of the Company; or

14.1.2	a demerger, delisting, special dividend or other event which may, in the opinion of the Board, affect the current or future value of Shares to a material extent.

14.2	The Board may also adjust any Performance Condition.

15.	AMENDMENTS

15.1	Except as described in this rule 15, the Board may at any time amend, by varying or supplementing, the rules of the Plan or the terms of any Award.

15.2	Subject to rule 15.3, no amendment to the advantage of Eligible Employees and/or Participants will be made under this rule 15 to the provisions relating to:

15.2.1	the persons to whom, or for whom, Shares or cash are provided under the Plan;

15.2.2	limitations on the number or amount of Shares or cash subject to the Plan;

15.2.3	the maximum entitlement for any one Participant;

15.2.4	the basis for determining a Participant’s entitlement to, and the terms of, Shares or cash to be provided under the Plan;

15.2.5	the adjustments that may be made in the event of a variation of capital; and

15.2.6	the terms of this rule 15.2

without prior approval of the members of the Company in general meeting.

15.3	Rule 15.2 will not apply to any minor amendment which is to benefit the administration of the Plan or is necessary or desirable to take account of any change in legislation or to obtain or maintain favourable taxation, exchange control or regulatory treatment for any Group Member or Participant.

15.4	No amendment to the material disadvantage of existing rights of Participants (except in respect of the Performance Condition) will be made under rule 15.1 unless:

15.4.1	every Participant who may be affected by such amendment has been invited to indicate whether or not he approves the amendment; and

15.4.2	the amendment is approved by a majority of those Participants who have so indicated by reference to the number of Shares comprised in their Awards.

15.5	No amendment will be made under this rule 15 if it would prevent the Plan from being an employees’ share scheme in accordance with section 64 of the Irish Companies Act 2014.

15.6	Notwithstanding any provision of the Plan to the contrary, the Board, in its sole discretion, shall have the power and authority to:

15.6.1	modify the terms and conditions of any Award granted to an individual in any jurisdiction to comply with applicable local laws;

15.6.2	establish subplans and modify procedures, to the extent the Board determines such actions to be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share limitations contained in Rule 7; and

15.6.3	take any action, before or after an Award is granted, that the Board determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals.

16.	LEGAL ENTITLEMENT

16.1	This rule 16 applies during a Participant’s employment with any Group Member and after the termination of such employment, whether or not the termination is lawful.

16.2	Nothing in the Plan or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with any Group Member are separate from, and are not affected by, his participation in the Plan. Participation in the Plan does not create any right to continued employment with a Group Member for any Participant.

16.3	The grant of any Award to a Participant does not create any right for that Participant to be granted any further Awards or to be granted Awards on any particular terms, including the number of Shares to which Awards relate.

16.4	By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

16.4.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant’s employment);

16.5	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; and

16.5.1	the operation, suspension, termination or amendment of the Plan.

17.	GENERAL

17.1	The Plan will terminate upon the date stated in rule 2.4, or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan will be without prejudice to the existing rights of Participants.

17.2	Shares issued or transferred from treasury under the Plan will rank equally in all respects with the Shares then in issue, except that they will not rank for any voting, dividend or other rights attaching to Shares by reference to a record date preceding the date of issue or transfer from treasury.

17.3	The Plan will be administered by the Board. The Board will have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt regulations for administering the Plan. Decisions of the Board will be final and binding on all parties.

17.4	Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to its registered office (for the attention of the company secretary), and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

17.5	The rules of the Plan will be governed by and construed in accordance with the laws of Ireland. Any person referred to in the Plan submits to the exclusive jurisdiction of the courts of Ireland.

17.6	The Group and its agents will process personal data of Eligible Employees and Participants for purposes of the operation of the Plan and to comply with legal and regulatory obligations relating thereto, in accordance with the Group's data protection policies in effect from time to time.

SCHEDULE 1

1.	CASH AWARDS

1.1	The rules of Smurfit Kappa Group plc 2018 Performance Share Plan will apply to a right to receive a cash sum granted under this Schedule as if it was either a Conditional Award (a “Cash Conditional Award”) or a Nil-Cost Option (a “Cash Option”), except as set out in this Schedule. Where there is any conflict between the rules of the Plan and this Schedule, the terms of this Schedule will prevail.

1.2	Each Cash Conditional Award or Cash Option will relate to a certain number of notional Shares.

1.3	On the Release of a Cash Conditional Award or the exercise of a Cash Option the Participant will be entitled to receive a cash sum, calculated by reference to the value of the number of notional Shares to which the Cash Conditional Award or the Cash Option relates, on the following basis:

1.3.1	in the case of a Cash Conditional Award the cash sum will be equal to the market value (as determined by the Board) of the notional Shares to which the Cash Conditional Award relates on the Release Date; and

1.3.2	in the case of a Cash Option the cash sum will be equal to the market value (as determined by the Board) of the notional Shares to which the Cash Option relates on the date of exercise.

1.4	The cash sum payable under paragraph 1.3 above will be paid to the Participant as soon as practicable after the Release of the Cash Conditional Award or the exercise of the Cash Option, net of any Tax Liability as may be required by law.

1.5	A Cash Conditional Award or Cash Option will not confer any right on the holder to receive Shares or any interest in Shares.

SCHEDULE 2

1.	US AWARDS

1.1	The rules of the Smurfit Kappa Group plc 2018 Performance Share Plan will apply to Awards granted to Participants who are, or who subsequently become, subject to US taxation, except as set out in this Schedule 2. Where there is any conflict between the rules of the Plan and this Schedule 2, the terms of this Schedule 2 will prevail:

1.2	Awards granted under this Schedule 2 will only be granted in the form of Conditional Awards;

1.3	Awards granted under this Schedule 2 will be granted subject to the satisfaction of Performance Conditions;

1.4	Where Shares or cash are to be issued, transferred or paid (as appropriate) following the Release of an Award, such Shares or cash must be delivered no later than 31 December of the year in which the Award is Released.

1.5	Where Shares to be delivered in respect of an Award granted under this Schedule 2 are delivered via any employee benefit trust operated by the Company:

1.5.1	the Participant shall not have any interest in those Shares until the Release Date in accordance with the rules of the Plan; and

1.5.2	the trustee of the employee benefit trust shall not allocate any Shares or other trust assets in favour of the Participant until the Release Date.

1.6	Where a Participant becomes subject to US taxation after the grant of their Award and such Award was granted in the form of a Nil-Cost Option, such Award will be converted into a Conditional Award subject to the provisions of this Schedule 2 as soon as practical thereafter;

SCHEDULE 3

1.	Restricted Shares

1.1	The rules of Smurfit Kappa Group plc 2018 Performance Share Plan will apply to Shares issued or transferred pursuant to rule 9.2 during the Holding Period (“Restricted Shares”), except as set out in this Schedule. Where there is any conflict between the rules of the Plan and this Schedule, the terms of this Schedule will prevail.

1.2	For the purpose of this Schedule 2, references in the rules of the Plan to “Vested Awards” will be construed as appropriate to apply to Restricted Shares.

1.3	The Participant will be entitled to vote and to receive dividends and have all other rights of a shareholder in respect of the Restricted Shares from the date the Participant becomes the beneficial owner pursuant to rule 9.2.

1.4	The Participant may not transfer, assign, charge or otherwise dispose of in any way the Restricted Shares or any interest in them except in the case of:

1.4.1	the sale of sufficient entitlements nil-paid in relation to a Restricted Share to take up the balance of the entitlements under a rights issue;

1.4.2	the occurrence of one of the events described in rule 13, in which case any consideration received will, unless the Board determines otherwise, be held on the same terms as the Restricted Share in respect of which it was payable (and the Participant will enter into any such amended or further agreements and/or elections as may be required to facilitate same);

1.4.3	the forfeiture of the Restricted Shares as described in rule 12.9; or

1.4.4	to fund any tax in accordance with rule 10.

SCHEDULE 4

1.	CANADIAN PARTICIPANTS

The purpose of this Schedule 4 to the Smurfit Kappa Group plc 2018 Performance Share Plan is to vary certain of the provisions of the Plan in their application to Canadian taxpayers. The Board may determine on the Grant Date that an Award be granted under the rules of the Plan subject to the terms set out in this Schedule 4.

The purpose of this Schedule 4 is to ensure that Awards made under the Plan are exempt from being “salary deferral arrangements” defined under subsection 248(1) of the Income Tax Act (Canada) by meeting the three year bonus rule exemption under paragraph (k) of this definition, and all Awards subject to this Canadian Schedule shall be administered and interpreted in a manner that complies with this intention. Where there is any conflict between the rules of the Plan and this Schedule, the terms of this Schedule will prevail.

2.	DEFINITIONS AND INTERPRETATION

2.1	For the purposes of the Schedule 4, the following definitions of the Plan shall be deleted and replaced as follows:

“Canadian Long-stop Date”	last Dealing Day of the third anniversary of the end of Service Year 1;

“Financial Year”	a financial year of the Company as determined in accordance with section 390 of the Companies Act 2006;

“Performance Period”	the period over which an Performance Condition will be measured and which will end no later than the Canadian Long-stop Date;[1]

“Vesting Date”	the date on which the Board determines (at the Grant Date) an Award will normally vest, provided that the Vesting Date may be no later than the Canadian Long-stop Date, and “Vest”, “Vesting”, “Vested” will be construed accordingly; and

“Service Year 1”	Financial Year in respect of which the Award is granted.[2]

3.	DEFINITIONS

3.1	The Awards granted under this Schedule will not be subject to any Holding Period, as they otherwise would have been.

3.2	The definition of Award shall be amended to exclude a Nil-Cost Option (or a Cash Option), and any references to Nil-Cost Option in the Plan shall be deleted.

3.3	For the avoidance of doubt, the Canadian participants can only be awarded a Conditional Award (or a Cash Conditional Award granted under the Schedule 1 to the Plan).

1 Please note that if the performance prior to the year of grant is taken into consideration, that year will become Service Year 1.

2 We defined Service Year 1 to simplify the language and put in place a Canadian Long-Stop Date.

4.	VESTING, RELEASE AND EXERCISE

4.1	The following words will be added to the end of Rule 9.2, Rule 9.3, Rule 9.4.1, Rule 9.4.2, Rule 9.5, and Rule 12.3:

“and will be delivered to the Participant in any event no later than the Canadian Long-stop Date”.

4.2	The following words will be added to Rule 12.3 and Rule 12.7 before the words “taking into account”:

“and will be delivered to the Participant in any event no later than the Canadian Long-stop Date”

4.3	The following words will be added to Rule 12.9 before the words “subject to it being Released or lapsing earlier under Rule 13.”

“and will be delivered to the Participant in any event no later than the Canadian Long-stop Date”.

4.4	The following words will be added to Rule 13.1 after the words “and conditional upon, such event”:

“, and will be delivered to the Participant in any event no later than the Canadian Long-stop Date”.

4.5	The following words will be added to Rule 13.4 before the words “To the extent that an Award is not Released it will lapse immediately.”:

“, and will be delivered to the Participant in any event no later than the Canadian Long-stop Date”.

4.6	The following words will be added to Rule 13.5 before the words “, in which case:”

“, and will be delivered to the Participant in any event no later than the Canadian Long-stop Date”.